Exhibit 3.271

CERTIFICATE OF FORMATION

OF

BIG DOWNTOWN PALMER HOUSE, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company under the provisions, and subject to the requirements, of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code, and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company is

BIG DOWNTOWN PALMER HOUSE, LLC

SECOND. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is CORPORATION SERVICE COMPANY.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on May 12, 2003.

/s/ David Marote
David Marote
Authorized Person

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company:	BIG DOWNTOWN PALMER HOUSE, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the limited liability company is POTTER’S BAR PALMER HOUSE, LLC

.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 1st day of October, A.D. 2007.

By:	/s/ David Marote
Authorized Person(s)

Name:	David Marote
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